UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☑ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SIERRA PACIFIC RESOURCES

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIERRA PACIFIC RESOURCES

6100 Neil Road
Reno, Nevada 89511

                    , 2003

Dear Stockholder:

      We are pleased to enclose information about a Special Meeting of our Stockholders to be held on                     , 2003 at our corporate headquarters located at 6100 Neil Road, Reno, Nevada. The meeting will begin promptly at           , local time.

      The terms of our $300 million principal amount of 7.25% Convertible Notes due 2010 (the “Notes”) provide that as of August 14, 2003, each $1,000 principal amount of Notes will be convertible into 76.7073 shares of our Common Stock and an amount of cash equal to the market value of 142.4564 shares of our Common Stock at the time of conversion subject to adjustment upon the occurrence of certain dilution events. The Notes also provide, however, that if stockholder approval is obtained, we may elect to have the Notes convertible entirely into Common Stock. At the special meeting, we will ask you to consider and vote on the potential issuance of up to 42,736,920 additional shares of our Common Stock (the “Additional Shares”) so that we may have the option to issue shares of our Common Stock in lieu of paying the cash portion of the conversion price payable on conversion of our currently outstanding Notes.

      The enclosed Notice of Special Meeting of Stockholders and Proxy Statement provide details of the proposed potential issuance and related information. We urge you to read all of the enclosed materials carefully.

      Our Board of Directors has determined that providing the Company with the ability to issue the Additional Shares so that the Company will have the option to issue shares of Common Stock in lieu of paying the cash portion of the conversion price of our Notes is in the Company’s and your best interest. Our Board unanimously recommends that you vote FOR the proposal at the special meeting.

      Your vote is important. Whether or not you plan to attend the special meeting, please indicate your vote, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you attend the special meeting and prefer to vote your shares in person, you will be able to do so.

Sincerely yours,

SIERRA PACIFIC RESOURCES

6100 Neil Road
Reno, Nevada 89511

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                         , 2003

6100 Neil Road, Reno, Nevada

          , Local Time

To the Stockholders of Sierra Pacific Resources:

      You are cordially invited to attend a Special Meeting of our Stockholders for the following purposes:

1. To consider approval of the potential issuance of up to 42,736,920 additional shares of Common Stock for payment of the cash portion of the conversion price payable upon conversion of our 7.25% Convertible Notes due 2010; and

2. To transact such other business as may properly be brought before the meeting, and any or all adjournments or postponements thereof.

      Only stockholders of record at the close of business on June 18, 2003 will be entitled to vote at the special meeting.

By Order of the Board of Directors,

C. STANLEY HUNTERTON
Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE INDICATE YOUR VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING AND PREFER TO VOTE IN PERSON, YOU WILL BE ABLE TO DO SO.

SIERRA PACIFIC RESOURCES

6100 Neil Road
Reno, Nevada 89511

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                         , 2003

       The Special Meeting of our Stockholders will be held on                     , 2003 at our corporate headquarters at 6100 Neil Road, Reno, Nevada, beginning promptly at           , local time. The enclosed proxy to vote at the special meeting and at any adjournment or postponement of the special meeting is solicited by our Board of Directors. It is anticipated that this proxy statement and the accompanying proxy card will be mailed, beginning                     , 2003, to owners of record of shares of our Common Stock. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be submitted at the special meeting.

INFORMATION CONCERNING THE SPECIAL MEETING AND VOTING
PROPOSAL -- APPROVAL OF THE POTENTIAL ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF THE NOTES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
DEADLINE FOR STOCKHOLDERS PROPOSALS
OTHER MATTERS
AVAILABILITY OF FORM 10-K ANNUAL REPORT AND FORM 10-Q QUARTERLY REPORT

INFORMATION CONCERNING THE SPECIAL MEETING AND VOTING

General

      The enclosed proxy is solicited by our Board of Directors for use at our special meeting and any adjournment or postponement of that meeting for the purposes described in this proxy statement and in the accompanying notice. This proxy statement is first being mailed to all stockholders entitled to vote at the special meeting on or about                     , 2003.

Date, Time and Place

      Our special meeting of stockholders will be held at our corporate headquarters at 6100 Neil Road, Reno, Nevada, on                     , 2003 at                     , local time.

Matters to be Considered at the Special Meeting

      At the special meeting and any adjournment or postponement, our stockholders will be asked to:

1. Approve the potential issuance of up to 42,736,920 additional shares of Common Stock for payment of the cash portion of the conversion price payable upon conversion of our 7.25% Convertible Notes due 2010; and

2. Transact such other business as may properly be brought before the meeting.

Record Date and Voting Rights

      Only the holders of record of our Common Stock at the close of business on June 18, 2003 are entitled to notice of and to vote at the special meeting. As of the record date, 117,135,781 shares of Common Stock were issued, outstanding, and entitled to vote at the special meeting. Each share of Common Stock is entitled to one vote.

      Proxies properly executed, duly returned to us and not revoked will be voted in accordance with the specifications made in the proxy card. Where no specifications are given, the proxies will be voted for the proposal. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote according to their best judgment. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes. Proxy holders may adjourn the special meeting to solicit additional proxies if necessary.

Votes Required for Approval

      The proposal requires the affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote on the matter.

Quorum, Abstentions and Broker Non-Votes

      The required quorum for the transaction of business at the special meeting is a majority of our outstanding shares as of the record date. Abstentions and broker non-votes (meaning proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on the proposal) will be included in determining the presence of a quorum.

      Since the proposal requires the affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote on the matter, broker non-votes and abstentions will have no effect on the outcome of this proposal.

Revocability of Proxies

      Any person giving a proxy in response to this solicitation has the power to revoke it at any time prior to the time that the proxy is voted at the special meeting. Proxies may be revoked by any of the following actions:

•	delivering a written notice stating that the proxy is revoked to C. Stanley Hunterton, Secretary, at Sierra Pacific Resources, 6100 Neil Road, Reno, Nevada 89511, bearing a date later than the date of the proxy;

•	signing and delivering a later-dated proxy relating to the same shares to C. Stanley Hunterton, Secretary, at the address shown above; or

•	attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

      If your shares are held in “street name” by your broker, you must follow the directions received from your broker to change your vote.

No Appraisal or Dissenters Rights

      Stockholders will have no rights of appraisal or dissenters rights in connection with the proposal to be considered at the special meeting.

Additional Information Regarding the Proposal

      If you have questions or require additional information about the proposal, you should contact Don Sims, our Director of Shareholder Relations, at (775) 834-3610, or call Georgeson Shareholder Communications Inc. at (866) 216-0462.

PROPOSAL — APPROVAL OF THE POTENTIAL ISSUANCE OF ADDITIONAL

SHARES OF COMMON STOCK UPON CONVERSION OF THE NOTES

      On February 14, 2003, we issued $300 million principal amount of our 7.25% Convertible Notes due 2010 (the “Notes”). The terms of our Notes provide that as of August 14, 2003, each $1,000 principal amount of Notes will be convertible into 76.7073 shares of our Common Stock and an amount of cash equal to the market value of 142.4564 shares of our Common Stock at the time of conversion, subject to adjustment upon the occurrence of certain dilution events. The conversion rights of the Notes are set forth below. The Notes also provide that if stockholder approval is obtained, we may elect to have the Notes convertible entirely into Common Stock. We have agreed to use our reasonable efforts to obtain such shareholder approval not later than August 13, 2003.

      At the special meeting we will ask you to approve the potential issuance of up to 42,736,920 additional shares of our Common Stock so that we may have the option to issue shares of our Common Stock in lieu of paying the cash portion of the conversion price that will be payable upon conversion of the Notes.

      If the proposal is approved, then at any time on or after August 14, 2003, through the close of business on February 14, 2010, each $1,000 principal amount of the Notes will be convertible, at our election, into:

•	76.7073 shares of Common Stock plus an amount of cash equal to the then market value of 142.4564 shares of our Common Stock, subject to adjustment upon the occurrence of certain dilution events; or

•	219.1637 shares of our Common Stock, subject to adjustment upon the occurrence of certain dilution events.

      If we do not obtain shareholder approval, then each $1,000 principal amount of Notes will be convertible into 76.7073 shares of Common Stock plus an amount of cash equal to the then market value of 142.4564 shares of our Common Stock. At an assumed five-day average closing price of $5.44 per share (based on the last reported sale price of our Common Stock on June 2, 2003), the total amount of the cash payable on conversion of the Notes would be approximately $232.5 million. If we do not obtain shareholder approval, we will be required to pay the cash portion of any Notes as to which the holders request conversion on or after August 14, 2003. If the price of our Common Stock increases, the amount of cash payable upon conversion of the Notes similarly increases. For example, at an assumed five-day average closing price of $7.00 per share of Common Stock, the total cash payable upon conversion of all of the Notes would increase by approximately $66.7 million to approximately $299.2 million.

      In addition to the cash payments that we would be obligated to make upon conversion of the Notes, we have approximately $540 million of other debt obligations maturing through the end of 2007. As of March 31, 2003, we had approximately $166.7 million in cash and cash equivalents at the holding company level, $133 million of which was subsequently used to pay off our Floating Rate Notes when they matured in April 2003. As discussed in detail in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, our ability to pay the principal of and interest on our indebtedness will depend on several factors including the ability of our subsidiary, Sierra Pacific Power Company, to continue paying dividends to us, the financial stability of our subsidiary, Nevada Power Company, the restoration of Nevada Power Company’s ability to pay us dividends, and our ability to access the capital markets or otherwise refinance maturing debt.

      If the proposal is approved, we will have the flexibility to convert our Notes entirely into Common Stock, instead of Common Stock plus cash. The option of issuing shares in lieu of paying the cash conversion price of the Notes will eliminate a significant potential cash drain on our company, will allow us to reduce our debt without requiring additional cash in order to do so, will strengthen our balance sheet and will improve our liquidity. In addition, we believe that having the flexibility to issue all stock upon conversion of the Notes will allow us to refinance our substantial debt as it matures with greater certainty and on better terms and conditions, including lower interest rates, than we could without having the option to issue the additional equity.

      Although we do not believe it is likely that a significant amount of the Notes will be converted in the near future, if the proposal is not approved and if more than a nominal amount of Notes are submitted for conversion, we may not have enough cash on hand to make the cash payment to the converting holders. If we do not have sufficient liquidity or capital resources to make the cash payment, we may have to raise the cash through financing transactions in the form of additional debt or equity issuances. There can be no assurance that we will be able to access the capital markets to issue such additional debt or equity. If we cannot access the capital markets or are otherwise unable to complete a financing transaction, we will be unable to make the cash payment and we will be in default under the terms of the Notes. Under those circumstances, it may be difficult for us to continue to operate outside of bankruptcy.

      Our Board of Directors unanimously recommends that stockholders of the Company vote “FOR” the approval of the potential issuance of up to 42,736,920 additional shares of our Common Stock upon conversion of our currently outstanding Notes.

CERTAIN EFFECTS OF THE PROPOSAL AND THE CONVERSION OF THE NOTES

      The issuance of shares of Common Stock upon conversion of the Notes will dilute your ownership percentage. If we elect to convert the Notes into cash and Common Stock or if the proposal is not approved, your ownership interest would be diluted by an additional 23,012,190 shares of Common Stock which equals 19.6% (assuming that all outstanding Notes are converted and that the conversion rate has not been adjusted) of the total number of shares of our Common Stock outstanding on June 2, 2003. The issuance of the 23,012,190 shares will take place upon conversion of the Notes regardless of the outcome of the vote on the proposal. If the proposal is approved, the total number of shares that will actually be issued upon conversion of the Notes will be determined by how many holders of Notes elect to convert their Notes, whether we elect to pay the cash payment component of the conversion price with Common Stock or with cash, and whether certain dilution events occur. If the proposal is approved and we elect to pay the cash payment component of the conversion price entirely with Common Stock, upon conversion of the Notes, your ownership interest would be diluted by an additional 42,736,920 shares of Common Stock. These shares constitute an additional 30.5% of the total number of shares of our Common Stock that would be outstanding assuming issuance of the 23,012,190 shares representing the stock payment component of the conversion price of the Notes (or 27.1% if we also include the maximum number of shares issuable with respect to our Premium Income Equity Securities).

      If the proposal is approved, the issuance of the additional shares or even the potential of the issuance of the additional shares may have a depressive effect on the market price of our Common Stock.

      The number of shares of Common Stock issuable upon conversion of the Notes will also affect our earnings per share. The actual effect of the conversion of the Notes on our earnings per share will depend on the level of our earnings in future periods, the actual conversion prices, whether we elect to pay the cash payment component of the Notes with Common Stock or with cash, and the number of holders who convert their Notes. As shown below, if we do not obtain shareholder approval for the proposal, our earnings per share will be negatively impacted as the market price of our Common Stock increases from the initial conversion price of the Notes of $4.5628 per share. This impact is caused by the accounting treatment of the conversion option, which is accounted for as a separate derivative instrument. See Notes 3 and 5 to our capitalization table below for additional information regarding the accounting treatment of the conversion option. The following diagram illustrates how the value of the conversion option changes as the market price of our Common Stock changes.

      As illustrated above, as the market price of our Common Stock moves away from the initial conversion price of the Notes, the value attributed to the conversion option and the corresponding impact to our earnings increases. An increase in the stock price above $4.5628 would result in a negative impact to our earnings per share. Correspondingly, a decrease in the stock price below $4.5628 would result in a positive impact to our earnings per share.

      If we receive stockholder approval for our proposal and we elect to issue stock for the cash portion of the conversion price of the Notes, after complying with all applicable filing and registration requirements with respect to the shares of Common Stock issuable upon conversion of the Notes, we would no longer be required to record the change in the fair value of the conversion option which would eliminate the impact to our earnings per share.

      The following table sets forth our consolidated capitalization, short-term debt (including current maturities) and our earnings per share as of March 31, 2003 on an actual basis and as adjusted to (1) show the effect of the conversion of all of the Notes into shares of Common Stock and cash, and (2) show the effect if all outstanding Notes were converted entirely into shares of Common Stock. You should read this table in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operation and our Consolidated Financial Statements and Notes contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

	As of March 31, 2003
	(Dollars in thousands)

		As Adjusted(1)

	Actual	Stock and Cash(2)	All Stock

Cash & Cash Equivalents(3)	$387,192	$301,978	$437,881
Restricted Securities	67,113	13,705	13,705

	454,305	315,683	451,586
Short-Term Debt Including Current Maturities	$758,858	$610,161	$610,161

Long-Term Debt	3,013,127	2,941,114	2,941,114
Preferred Trust Securities	188,872	188,872	188,872
Preferred Stock	50,000	50,000	50,000
Common Shareholders Equity	1,426,469	1,567,209	1,703,112

Total Capitalization and Short-Term Debt	5,437,326	5,357,356	5,493,259
Other Transactions:
Other Assets	$88,657	$88,437	$88,437
Other Current Liabilities(4)	89,671	30,799	30,799
Pro Forma Earnings Per Share:(5)
Loss Applicable to Common Stock(6)	$(16,498)	$(24,403)	$(24,403)
Weighted Average Shares of Common Stock Outstanding (000)	111,500	134,512	177,249

Loss Per Share of Common Stock	$(0.15)	$(0.18)	$(0.14)

(1)	The March 31, 2003 “as adjusted” balance sheet items reflect the following amounts/adjustments associated with the Notes (dollars in thousands): Unamortized Debt Expense — $220; Short-Term Debt — $(148,697); Long-Term Debt — $(80,067); Accrued Interest Expense — $(2,719); Debt Discount — $8,054; Conversion Option — $(56,153) (see Footnote 3 below); and Restricted Securities — $53,408 (see “Use of Proceeds” below). The Pledge Agreement governing the Restricted Securities provides that upon the conversion in full of all of the Notes, we will receive the remaining balance of the Restricted Securities (which are shown in the “As Adjusted” columns above as an increase to “Cash & Cash Equivalents”).

(2)	Shows the conversion of each $1,000 principal amount of Notes into 76.7073 shares of Common Stock plus an amount of cash equal to the market value of 142.4564 shares of Common Stock at an assumed five-day average closing price of $3.18 per share (based on the last reported sale price of our Common Stock on the New York Stock Exchange on March 31, 2003) for an aggregate cash payment of approximately $135.9 million.

(3)	On a stand-alone basis, Sierra Pacific Resources had approximately $166.7 million in cash and cash equivalents.

(4)	The conversion option associated with the Notes is treated as a cash-settled written call option, separate from the debt component of the Notes, and is accounted for separately as a derivative instrument in accordance with FASB’s Emerging Issues Task Force Issue 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion” (“EITF 90-19”). Upon issuance of the Notes, the fair value of the conversion option was recorded as a current liability in Other Current Liabilities.

(5)	Assumes all outstanding Notes were converted on January 1, 2003.

(6)	The “as adjusted” loss applicable to Common Stock has been adjusted to remove the effect of the unrealized gain recorded during the three months ended March 31, 2003 as a result of the change in fair value of the conversion option of the Notes. In accordance with FASB’s EITF 90-19, we recorded an approximate $15.9 million (pre-tax) unrealized gain due to the change in fair value of the conversion option. The loss applicable to Common Stock has also been adjusted to remove interest expense and other charges recorded during the three months associated with the Notes of approximately $3.8 million (pre-tax).

USE OF PROCEEDS

      We will receive no additional consideration for the issuance of our Common Stock upon conversion of the Notes.

      The net proceeds to us from the original issuance of the Notes, after deducting the initial purchaser’s discount and estimated expenses of the offering of the Notes, was $291 million. Approximately $53.4 million of the net proceeds from the sale of the Notes were used to purchase U.S. government securities that were pledged to the trustee for the first five interest payments on the Notes payable during the first two and one-half years. A portion of the remaining net proceeds of the Notes were used to satisfy our obligations with respect to our Floating Rate Notes due April 20, 2003 and the remaining proceeds are available for general corporate purposes, including the payment of interest on our other outstanding indebtedness.

WHERE YOU CAN FIND ADDITIONAL INFORMATION REGARDING THE NOTES

      A more detailed description of the terms of the Notes can be found in our Registration Statement on Form S-3, File No. 333-105070, filed with the Securities and Exchange Commission on May 7, 2003 to register the Notes and the shares of Common Stock and associated Common Stock Purchase Rights issuable upon conversion of the Notes. The Indenture pursuant to which the Notes were issued can be found as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

DESCRIPTION OF COMMON STOCK

General

      Our authorized capital stock consists of 250,000,000 shares of Common Stock, $1.00 par value per share. Our Common Stock is listed on the New York Stock Exchange under the trading symbol “SRP.” The following description of our Common Stock summarizes provisions of, and is qualified in its entirety by reference to, our Articles of Incorporation and the laws of the State of Nevada.

      All shares of Common Stock participate equally with respect to dividends and rank equally upon liquidation. Each share of Common Stock is entitled to one vote per share at all meetings of stockholders. Our Common Stock has no preemptive rights and does not have cumulative voting rights.

      The Board of Directors is classified, consisting of three classes of equal (or nearly equal) membership serving staggered three-year terms. The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to remove a director or directors from office or to amend the provisions of the Articles of Incorporation relating to election and removal of directors, unless, in the case of such an amendment, two-thirds of the Board of Directors approves the amendment, in which case the approval of the holders of a majority of the outstanding Common Stock is required.

      The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock, in addition to any class vote required by law, is required to effect certain mergers, sales of assets or stock issuances involving our Company and any holder of more than 10% of our Common Stock, unless certain “fair price” criteria and procedural requirements are satisfied or the transaction is approved by a majority of the directors (excluding any director affiliated with such 10% stockholder). The vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to amend these “fair price” provisions.

      Except as described above, we may amend our Articles of Incorporation upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock.

      In the event of any liquidation, dissolution or winding-up of our Company, the holders of Common Stock are entitled to receive pro rata our remaining assets and funds after satisfaction of all of our creditors.

      Our transfer agent and registrar is Wells Fargo Shareowner Services.

Common Stock Purchase Rights

      We are a party to a Rights Agreement which is designed to deter

•	partial and two-tier tender offers,

•	stock accumulation programs, and

•	other coercive tactics which might be used to gain control of our Company without giving the Board of Directors the opportunity to negotiate on behalf of our stockholders.

      Under the Rights Agreement, one stock purchase right was distributed to the holders of each share of Common Stock outstanding on October 31, 1999. One right has been, and will continue to be, issued for each share of Common Stock issued since that date.

      Each right entitles its holder to purchase from us one share of Common Stock at a purchase price of $75.00 per share under specific circumstances. That purchase price may be adjusted under the terms of the Rights Agreement.

Prior to a Distribution Date,

•	the rights will be evidenced by the certificates for the associated Common Stock,

•	no separate rights certificates will be issued, and

•	the rights will not be exercisable.

Following a Distribution Date, the rights will

•	trade separately from the Common Stock, and

•	be evidenced by separate rights certificates.

      If any person, other than us and our affiliates, becomes the beneficial owner of 15% or more of the outstanding shares of Common Stock, each holder of a right will be entitled to receive Common Stock, or, in certain circumstances, cash, property or other securities of our Company, having a value equal to two times the exercise price of the right. This Common Stock, cash, property or other securities may be obtained by the holder of the right by exercising the right at its then current exercise price. Rights may not be exercised in connection with a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms which a majority of the Board of Directors determines to be fair on the basis of criteria set forth in the Rights Agreement.

      The Rights Agreement provides that a Distribution Date will occur upon the earlier of:

•	10 business days following the first date of a public announcement that a person or group of affiliated or associated persons, other than us and our affiliates (an “Acquiring Person”), has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (such first date being called the “Stock Acquisition Date”), or

•	10 business days, or a later date determined by a majority of our Board of Directors, following the commencement of, or a public announcement of an intention to make, a tender or exchange offer if, upon the consummation the tender or exchange offer, the Acquiring Person would be the beneficial owner of 15% or more of the outstanding Common Stock.

      If at any time following the Stock Acquisition Date,

•	we are acquired in a merger or other business combination transaction, or

•	50% or more of our assets or earning power are sold,

each holder of a right will be entitled to receive Common Stock of the acquiring or surviving company having a value equal to two times the exercise price of the right. This Common Stock may be obtained by the holder of the right by exercising that right at its then current exercise price.

      After any of the transactions referred to in the preceding two paragraphs occur, any rights that are, or under circumstances specified in the Rights Agreement were, beneficially owned by any Acquiring Person will immediately become void.

      The Rights Agreement provides that the purchase price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the rights will be adjusted to prevent dilution.

      After an Acquiring Person acquires beneficial ownership of 15% or more of the outstanding Common Stock and before that Acquiring Person acquires 50% or more of the outstanding Common Stock, our Board of Directors may exchange the rights, partially or completely, at an exchange ratio of one share of Common Stock per right. This exchange ratio may be adjusted in particular situations. Rights owned by that Acquiring Person which have become void may not be exchanged.

      At any time prior to the earlier of (i) 10 days after an Acquiring Person has acquired beneficial ownership of 15% or more of our outstanding Common Stock, or (ii) October 31, 2009, we may redeem the rights in whole at a price of $.01 per right. A partial redemption of rights in that situation is not permitted. Immediately after our Board of Directors orders redemption of the rights, the rights will terminate and the only entitlement of the holders of rights will be to receive the redemption price.

      Until a right is exercised, its holder will have no rights as a stockholder solely as a result of holding the right. The rights will expire on October 31, 2009, unless they have been exercised in connection with a transaction of the type described above or unless we exchanged or redeemed them earlier in the manner described above. Our Board of Directors of may decide to extend, amend or terminate the Rights Agreement following October 31, 2009. Any action by the Board of Directors affecting the Rights Agreement will be described in our reports filed with the Securities and Exchange Commission.

Nevada Statutory Provisions

      Nevada law provides that no person may acquire direct or indirect control of an entity that holds a controlling interest in a public utility without the prior approval of the Public Utilities Commission of Nevada (the “PUCN”). Nevada law, however, permits the transfer of not more than 25% of the Common Stock of an entity that holds a controlling interest in a public utility without the prior approval of the PUCN. We hold a controlling interest in both Nevada Power Company and Sierra Pacific Power Company, which are public utilities in Nevada. Accordingly, no person may acquire 25% or more of our Common Stock without first obtaining the approval of the PUCN. This restriction will apply to any person seeking to convert notes into our Common Stock. Any transaction that violates such restriction is not valid for any purpose.

      We are subject to Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378-78.3793), which prohibits an acquiror, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquiror obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

      We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s voting stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND MANAGEMENT

      The following table indicates the shares owned by investors known to us to be owners of more than 5% of any class of our voting stock as of May 1, 2003, based on reports on Form 13G filed with the Securities and Exchange Commission.

	Name and Address Of	Shares Beneficially
Title of Class	Beneficial Owner	Owned	Percent of Class

Common Stock	Franklin Resources, Inc.	10,628,547	9.07%
	One Franklin Parkway
	San Mateo, CA 94403
Common Stock	Putnam Investments	10,915,683.4	9.32%
	One Post Office Square
	Boston, MA 02109

      The table below sets forth the shares of our Common Stock beneficially owned by each Director, the Chief Executive Officer, and the four other most highly compensated executive officers. No Director or executive officer owns, nor do the Directors and executive officers as a group own, in excess of 1% of our outstanding Common Stock. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown.

	Shares
	Beneficially Owned	Percent of Total Shares
Directors	as of May 1, 2003	Outstanding as of May 1, 2003

Mary L. Coleman	153,061
Krestine M. Corbin	26,015
Theodore J. Day	38,725
James R. Donnelley	41,336	No Director owns
Jerry E. Herbst	17,888	in excess of 1%
Walter M. Higgins	290,981
John F. O’Reilly	18,544
Clyde T. Turner	0
Dennis E. Wheeler	23,644

	643,475

	Shares
	Beneficially Owned	Percent of Total Shares
Executive Officers	as of May 1, 2003	Outstanding as of May 1, 2003

Walter M. Higgins	290,981
Victor H. Peña	29,124
Jeffrey L. Ceccarelli	98,149	No executive officer owns
Matt H. Davis	50,178	in excess of 1%
Michael R. Smart	28,908

	497,340

All Directors and executive officers as a group(a)(b)(c)	1,140,815

(a)	Includes shares/units acquired through participation in the Employee Stock Purchase Plan and/or 401(k) Plan.

(b)	The number of shares beneficially owned includes shares the Executive Officers currently have the right to acquire pursuant to stock options granted. Shares beneficially owned pursuant to stock options granted to Messrs. Higgins, Peña, Ceccarelli, Davis, Smart, and Directors and executive officers as a group are 234,030, 25,880, 83,150, 40,750, 21,690, and 677,865, respectively.

(c)	Included in the shares beneficially owned by the Directors are 81,464 shares of “phantom stock” representing the actuarial value of the Directors’ vested benefits in the terminated Retirement Plan for Outside Directors. The “phantom stock” is held in an account to be paid at the time of the Director’s departure from the Board.

DEADLINE FOR STOCKHOLDERS PROPOSALS

      Stockholders interested in presenting a proposal for consideration at our 2004 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and our By-laws. To be eligible for inclusion in the proxy materials relating to our 2004 Annual Meeting, stockholder proposals must be received on or before November 14, 2003. Any such proposals should be sent to C. Stanley Hunterton, Secretary, Sierra Pacific Resources, P.O. Box 30150, Reno, NV 89520-3150. If the date of our 2004 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of our 2003 Annual Meeting, any such stockholder proposals must be submitted no later than the close of business on the later of the sixtieth day prior to the 2004 Annual Meeting or the tenth day following the day on which public announcement of the date of the Annual Meeting is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

OTHER MATTERS

Other Matters

      Our Board of Directors knows of no other matters to be brought before the special meeting. However, if any other matters arise, it is the intention of the persons named on the accompanying proxy to vote on those matters in accordance with any recommendation by the Board of Directors.

Expenses of Solicitation

      We will bear the cost of solicitation of proxies. We have retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee of $                    , plus out of pocket expenses. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimilie, mail or electronic medium, or by one or more of our employees without compensation. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our Common Stock.

Multiple Stockholders Sharing One Address

      In some instances we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement to a stockholder sharing an address with another stockholder. Requests by phone should be directed to Don Sims, our Director of Shareholder Relations, at (775) 834-3610, and requests in writing should be sent to Sierra Pacific Resources, Attention: Don Sims, 6100 Neil Road, Reno, Nevada 89511. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

AVAILABILITY OF FORM 10-K ANNUAL REPORT AND

FORM 10-Q QUARTERLY REPORT

      We will deliver without charge a copy of our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended March 31, 2003 to stockholders receiving this proxy statement. Both are exclusive of exhibits filed with the Securities and Exchange Commission. If you would like to receive a copy of these items, you may request copies by writing or telephoning us at the following address or telephone number: Sierra Pacific Resources, 6100 Neil Road, Reno, Nevada 89511, Attention: Don Sims, Director of Shareholder Relations, telephone (775) 834-3610. Copies of our filings are also available (without exhibits) at our website at www.sierrapacificresources.com and (with exhibits) at the Securities and Exchange Commission website at www.sec.gov.

PROXY

SIERRA PACIFIC RESOURCES

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
__________, 2003

     The undersigned hereby appoints Walter M. Higgins III and C. Stanley Hunterton or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Sierra Pacific Resources at the Special Meeting of Stockholders to be held on      , 2003, at      local time, at the corporate headquarters of Sierra Pacific Resources at 6100 Neil Road, Reno, Nevada, or at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Special Meeting of Stockholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders as follows, and otherwise in their discretion upon such other business as may properly come before the Special Meeting of Stockholders or any adjournment thereof.

(1)	To approve the potential issuance of up to 42,736,920 additional shares of Sierra Pacific Resources Common Stock for payment of the cash portion of the conversion price payable upon conversion of Sierra Pacific Resources’ currently outstanding $300 million principal amount of 7.25% Convertible Notes due 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS.

Date: , 2003

Please sign exactly as your name or names appear hereon. For more than one owner as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please sign in partnership name by an authorized person.

PLEASE COMPLETE, INDICATE YOUR VOTE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING ON      , 2003. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.